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                         CREDIT ACCEPTANCE CORPORATION             Exhibit 11(1)

                        STATEMENT OF COMPUTATION OF NET
                            INCOME PER COMMON SHARE
                                  (Unaudited)




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
(Dollars in thousands, except per share data)         THREE MONTHS ENDED
                                                           MARCH 31,
                                                   ------------------------
                                                      1996          1997
                                                   -----------  -----------
Actual
------
Net income ..................................      $     9,188  $    12,038

Weighted average common shares outstanding ..       45,505,038   46,076,448

Common stock equivalents ....................          931,070      826,044

Weighted average common shares and
   common stock equivalents .................       46,436,108   46,902,492
                                                   -----------  -----------

Net earnings per share ......................             $.20         $.26
                                                          ====         ====
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